AMERICAN EAGLE ENERGY APPOINTS ANDREW CALERICH

AS A DIRECTOR

Littleton, Colorado; February 21, 2012 – American Eagle Energy Corporation (OTCBB: AMZG; “AMZG”) is pleased to announce the appointment of Andrew Calerich to its Board of Directors. Mr. Calerich will chair the Company’s recently established Audit Committee.

“We are delighted to welcome Andy to our board,” said Brad Colby, AMZG’s Chief Executive Officer and President. “His qualifications and expertise will further broaden our Board’s oil and gas expertise as we continue to expand our business operations. We are confident that his contributions will be invaluable.”

“This is a terrific time for American Eagle and its stockholders and I am excited to have been invited to join the American Eagle team at this stage of its corporate development,” commented Andrew Calerich.

Mr. Calerich, 47, has more than 20 years of public company upstream oil and gas experience. Most recently, until its merger into a wholly-owned subsidiary of Hess Corporation in December 2010, he served as the president and a director of American Oil & Gas Inc., a publicly traded independent oil and gas exploration and production company. Since January 2011, Mr. Calerich has served as a director for Earthstone Energy, Inc., an oil and gas exploration, development, and production company, listed on the NYSE Amex.

Today, Mr. Calerich purchased 100,000 shares of AMZG’s restricted common stock at a price of $1.10 per share, which represented 110% of Friday’s the closing price. Mr. Calerich was granted an option to purchase up to 200,000 shares of AMZG’s common stock at a price of $.92 per share (which represented the average of the closing prices of AMZG’s common stock for the five trading days prior to the effective date of his appointment), vesting 50% on the first anniversary of the grant and 50% will vest on the second anniversary.

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About American Eagle Energy Corporation:

American Eagle Energy Corporation (formerly Eternal Energy Corp.) is an oil and gas company engaged in the exploration of petroleum and natural gas. The Company was incorporated in Nevada on July 25, 2003 to engage in the acquisition, exploration, and development of natural resource properties. In the fourth quarter of its 2011 fiscal year, the Company merged with American Eagle Energy Inc.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements relating to the future anticipated direction of AMZG, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth, potential contracts, and/or aspects of litigation. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future, and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of, AMZG. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, and domestic and global economic conditions. Persons are encouraged to read AMZG’s Annual Report on Form 10-K for the year ended December 31, 2010, and its Quarterly Report on Form 10-Q for the three-month period ended September 30, 2011, as well as the other documents filed by AMZG with the Securities and Exchange Commission for meaningful cautionary language in respect of forward-looking statements in this press release. Interested persons are able to obtain free copies of filings containing information about AMZG at the Securities and Exchange Commission’s internet site (http://www.sec.gov). AMZG does not assume an obligation to update any of these forward-looking statements.

CONTACT:	Brad Colby
American Eagle Energy Corporation

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